Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-123807 and No. 333-128897) and the Registration Statement (No. 333-126619) on Form S-3 of Exide Technologies of our report dated June 28, 2006 relating to the financial statements, financial statement schedules, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, and of our report dated June 28, 2005 relating to the financial statements and financial statement schedule, which reports appear in this Form 10-K.
PricewaterhouseCoopers LLP
Atlanta, GA
June 28, 2006